FIRST AMENDMENT

TO

CAPITAL SUPPORT AGREEMENT

This First Amendment to the Capital Support Agreement, dated as of April 30, 2014 (the “Amendment”), is between Ameriprise Certificate Company (the “Company”) and Ameriprise Financial, Inc. (the “Parent”), and amends the Capital Support Agreement, dated as of March 2, 2009 (the “Agreement”), between the Company and the Parent.

WITNESSETH:

WHEREAS, the Company and the Parent are parties to the Agreement; and

WHEREAS, the Company and the Parent desire to amend the terms of the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

(1)	Section 2 of the agreement is hereby deleted in its entirety and replaced with the following:

2.	Limitations. Notwithstanding Section 1 of this Agreement, Parent’s obligation to provide, or cause to be provided, capital under this Agreement is limited to an aggregate amount of no more than $50,000,000 (the “Maximum Capital Amount”).

(2)	This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together will constitute one and the same instrument.

(3)	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

AMERIPRISE CERTIFICATE COMPANY

By:	/s/ Abu M. Arif
Name:	Abu M. Arif
Title:	President and Chief Executive Officer

AMERIPRISE FINANCIAL, INC.

By:	/s/ James L. Hamalainen
Name:	James L. Hamalainen
Title:	Senior Vice President and Treasurer